Exhibit 99.1

TMS International Corp. Reports Third Quarter 2012 Results

PITTSBURGH, PA, November 1, 2012 – TMS International Corp. (NYSE: TMS), the parent company of Tube City IMS Corporation, a leading provider of outsourced industrial services to steel mills globally, today announced results for its third quarter ended September 30, 2012.

2012 Third Quarter Highlights

•	Revenue After Raw Materials Costs[1] in the quarter was $149.0 million, a 7.0% increase compared to $139.3 million in the third quarter of 2011.

•	Adjusted EBITDA[1] for the quarter was $35.7 million compared to $34.3 million in the third quarter of 2011, a 4.1% increase.

•	Basic and diluted earnings per share were $0.25 for the 2012 third quarter, a 47.1% increase compared with $0.17 earnings per share for the third quarter of 2011.

2012 Third Quarter Financial Results

Revenue After Raw Materials Costs, the company’s measurement of sales performance, was $149.0 million, an increase of 7.0%, compared to $139.3 million in the third quarter of 2011.

Adjusted EBITDA for the third quarter of 2012 was $35.7 million compared to $34.3 million of Adjusted EBITDA in the third quarter of 2011. Net income attributable to common stock was $9.8 million for the third quarter compared to $6.5 million in the third quarter of 2011, an increase of 50.7%. Basic and diluted earnings per share were $0.25 for the third quarter of 2012.

The company’s Adjusted EBITDA Margin2 for the third quarter of 2012 was 24.0% compared to 24.6% in the third quarter of 2011. Total Revenue for the third quarter was $573.1 million compared to $709.2 million in the third quarter of 2011.

Discretionary Cash Flow3, which the company uses to measure operating cash flow generation, was $24.8 million for the third quarter of 2012 compared with $23.6 million in the third quarter of 2011, a 5.1% increase.

[1]	“Revenue After Raw Materials Costs,” “Adjusted EBITDA” and “Discretionary Cash Flow” are non-GAAP financial measurements we believe are useful in measuring our operating performance. Descriptions and reconciliations of these measurements to GAAP are provided below.
[2]	Adjusted EBITDA Margin is calculated as a percentage of Revenue After Raw Materials Costs.
[3]	Adjusted EBITDA minus maintenance capex.

Fiscal 2012 Nine Month Results

Revenue After Raw Materials Costs for the nine months ended September 30, 2012 increased 11.4% to $458.4 million from $411.6 million for the first nine months of 2011. Excluding the $12.3 million of debt extinguishment costs relating to the company’s refinancing, Adjusted EBITDA for the first nine months of 2012 increased 7.8% to $110.4 million from $102.4 million for the first nine months of 2011. Adjusted EBITDA margin for the first nine months of 2012 was 24.1% compared to 24.9 % for the first nine months of 2011.

Total revenue for the first nine months of 2012 was $2.0 billion, comparable to the first nine months of 2011. For the first nine months of 2012, the company produced Discretionary Cash Flow of $82.0 million compared with $73.7 million for the first nine months of 2011, an 11.3% increase.

Joseph Curtin, Chairman, President and Chief Executive Officer of TMS International Corp., said with respect to the company’s third quarter 2012 results, “I am pleased with our strong financial results for the quarter, particularly given the current global economic backdrop. We’re staying focused on creating value for our customers and shareholders.”

Contract Wins/Renewals

The company is announcing four new contract wins from the third quarter of approximately $37 million of cumulative revenue over the terms of the contracts at expected production levels. For the first nine months of 2012, TMS International has secured 17 new contracts of approximately $307 million of cumulative revenue over the terms of the contracts at expected production levels, with aggregate growth capital investments of approximately $37 million. This follows nine new contract wins in 2011 of approximately $433 million of cumulative revenue over the terms of the contracts at expected production levels, with aggregate growth capital investments of approximately $64 million.

New Raw Materials Brokerage Offices

During the quarter, the company continued to expand its global footprint with the opening of its first offices in Seoul, South Korea, and Kuala Lumpur, Malaysia, both important raw material and steel producing markets in the Asia-Pacific region. The opening of these offices complements the company’s six existing offices in Asia, and provides the company with an excellent platform to grow its presence and serve its customers in the region.

Outlook

The company reaffirmed its previous 2012 Adjusted EBITDA guidance in a range of $142 million to $148 million, representing a year-over-year growth rate of 6% to 10%.

Conference Call Information

The company will hold a conference call to discuss third quarter 2012 results at 11:30 a.m. Eastern time this morning. The call will be web cast live over the Internet from the company’s Web site at www.tmsinternationalcorp.com under “Investor Relations.” Participants should follow the instructions provided on the Web site for downloading and installing the necessary audio applications. The conference call also is available by dialing 1-800-860-2442 (domestic toll free) or 1-412-858-4600 (international) and asking for the TMS International Corp. third quarter earnings conference call. Following the live conference call, a replay will be available beginning one hour after the call. The replay will be available on the company’s web site or by dialing 1-877-344-7529 (domestic toll free) or 1-412-317-0088 (international) and entering the replay passcode 10011956. The telephonic replay will be available until Thursday, November 15, 2012.

About TMS International Corp.

TMS International Corp., through its subsidiaries, including Tube City IMS Corporation, is the largest provider of outsourced industrial services to steel mills in North America as measured by revenue and has a substantial and growing international presence. The company provides mill services at 80 customer sites in 10 countries and operates 36 brokerage offices from which it buys and sells raw materials across five continents.

Forward Looking Statements

Certain information in this news release contains forward-looking statements with respect to the company’s financial condition, results of operations or business or its expectations or beliefs concerning future events. Such forward-looking statements include the discussions of the potential new debt refinancing, the company’s business strategies, estimates of future global steel production and other market metrics and the company’s expectations concerning future operations, margins, profitability, liquidity and capital resources. Although the company believes that such forward-looking statements are reasonable, it cannot assure you that any forward-looking statements will prove to be correct. Forward-looking statements may be preceded by, followed by or include the words “may,” “will,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “could,” “might,” or “continue” or the negative or other variations thereof or comparable terminology. Such forward-looking statements are not guarantees of future performance and involve risks, uncertainties, estimates and assumptions that may cause the company’s actual results, performance or achievements to be materially different. Additional information relating to factors that may cause actual results to differ from the company’s forward-looking statements can be found in the company’s most recent Annual Report on Form 10-K and elsewhere in the company’s filings with the Securities and Exchange Commission. You should not place undue reliance on any of these forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any such statement to reflect new information, or the occurrence of future events or changes in circumstances.

Contacts:	Jim Leonard, Media Relations	Kelly Boyer, Investor Relations
	412-267-5226	412-349-3007

TMS INTERNATIONAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of dollars, except share and per share data)

	Third quarter ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenue:
Revenue from sale of materials	$443,003	$589,146	$1,588,696	$1,693,882
Service revenue	130,048	120,068	400,668	350,043

Total revenue	573,051	709,214	1,989,364	2,043,925

Costs and expenses:
Cost of scrap shipments	424,087	569,911	1,530,923	1,632,369
Site operating costs	96,759	90,963	298,621	265,160
Selling, general and administrative expenses	16,490	14,011	49,465	44,012
Share based compensation associated with initial public offering	—	—	—	1,304
Provision for Transition Agreement	—	745	—	745
Depreciation	14,655	11,856	41,509	35,424
Amortization	3,100	3,068	9,204	9,202

Total costs and expenses	555,091	690,554	1,929,722	1,988,216

Income from operations	17,960	18,660	59,642	55,709

Interest expense, net	(5,989)	(7,792)	(20,013)	(24,376)
Loss on Early Extinguishment of Debt	—	—	(12,300)	—

Income before income taxes	11,971	10,868	27,329	31,333

Income tax expense	(1,920)	(4,497)	(7,456)	(13,044)

Net Income	10,051	6,371	19,873	18,289

Net (income) loss attributable to noncontrolling interest	(231)	134	141	194
Accretion of Preferred Stock Dividends	—	—	—	(7,156)

Net Income applicable to common stockholders	$9,820	$6,505	$20,014	$11,327

Net Income per share:
Basic	$0.25	$0.17	$0.51	$0.43
Diluted	$0.25	$0.17	$0.51	$0.43

Average common shares outstanding:
Basic	39,274,874	39,255,973	39,262,343	26,290,157
Diluted	39,274,874	39,255,973	39,262,772	26,295,801

TMS INTERNATIONAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands of dollars, except share data)

	September 30, 2012	December 31, 2011
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$26,478	$108,830
Accounts receivable, net of allowance for doubtful accounts of $2,868 and $2,613, respectively	291,957	292,546
Inventories	54,300	56,297
Prepaid and other current assets	20,458	31,041
Deferred tax asset	7,609	7,114

Total current assets	400,802	495,828
Property, plant and equipment, net	206,080	158,314
Deferred financing costs, net of accumulated amortization of $1,326 and $9,517, respectively	10,357	10,638
Goodwill	242,407	241,771
Other intangibles, net of accumulated amortization of $68,767 and $59,461, respectively	149,293	155,769
Other noncurrent assets	5,212	3,675

Total assets	$1,014,151	$1,065,995

Liabilities, Redeemable Preferred Stock and Stockholders’ Equity
Current liabilities:
Accounts payable	$279,769	$273,816
Salaries, wages and related benefits	29,396	28,105
Accrued expenses	18,845	24,340
Revolving bank borrowings	—	159
Current portion of long-term debt	4,400	3,585

Total current liabilities	332,410	330,005

Long-term debt	296,451	379,250
Loans from noncontrolling interests	7,440	5,275
Deferred tax liability	54,966	53,791
Other noncurrent liabilities	21,685	20,833

Total liabilities	712,952	789,154

Stockholders’ (deficit) equity:
Class A common stock; 200,000,000 shares authorized, $0.001 par value per share; 14,494,805 and 12,894,333 shares issued and outstanding at September 30, 2012 and December 31, 2011, respectively	13	13
Class B common stock; 30,000,000 shares authorized, $0.001 par value per share; 24,782,636 and 26,361,640 issued and outstanding at September 30, 2012 and December 31, 2011, respectively	26	26
Capital in excess of par value	435,804	434,841
Accumulated deficit	(128,218)	(148,232)
Accumulated other comprehensive income	(8,029)	(11,075)

Total TMS International Corp. stockholders’ equity	299,596	275,573
Noncontrolling interest	1,603	1,268

Total stockholders’ equity	301,199	276,841

Total liabilities and stockholders’ equity	$1,014,151	$1,065,995

TMS INTERNATIONAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of dollars, except share and per share data)

	Nine months ended September 30,
	2012	2011
	(unaudited)	(unaudited)
Cash flows from operating activities:

Net Income	$19,873	$18,289
Adjustments to reconcile Net Income to net cash provided by operating activities:

Depreciation and Amortization	50,713	44,626
Amortization of deferred financing costs	1,950	1,850
Deferred income tax	3,589	11,789
Provision for bad debts	251	412
(Gain) loss on the disposal of equipment	(82)	44
Non-cash share-based compensation cost	1,390	1,909
Loss on Early Extinguishment of Debt	12,300	—
Increase (decrease) from changes in:

Accounts receivable	338	(119,091)
Inventories	1,997	(23,674)
Prepaid and other current assets	5,730	2,182
Other noncurrent assets	(734)	295
Accounts payable	5,953	89,579

Accrued expenses	(4,218)	(11,030)
Other non current liabilities	(218)	(589)
Other, net	66	(2,529)

Net cash provided by operating activities	$98,898	$14,062

Cash flows from investing activities:
Capital expenditures	(84,865)	(50,598)
ERP & software expenditures	(2,249)	(1,105)
Proceeds from sale of equipment	464	520
Acquisition	—	(50)
Long term investment	(900)	—
Contingent payment for acquired business	(131)	(337)
Cash flows related to IU International, net	(27)	(284)

Net cash used in investing activities	(87,708)	(51,854)

Cash flows from financing activities:
Revolving credit facility borrowing (repayments), net	(159)	3,259
Net proceeds from initial public offering	—	128,657
Borrowing from noncontrolling interests	2,347	—
Repayment of debt	(382,857)	(45,277)
Proceeds from debt issuance, net of original issue discount	300,703	—
Debt issuance and termination fees	(13,727)	—
Payments to acquire noncontrolling interests	(231)	—
Contributions from noncontrolling interests	269	979

Net cash (used in) provided by financing activities	(93,655)	87,618

Effect of exchange rate on cash and cash equivalents	113	(490)

Cash and cash equivalents:
Net (decrease) increase in cash	(82,352)	49,336
Cash at beginning of period	108,830	49,492

Cash at end of period	$26,478	$98,828

DESCRIPTION AND GAAP RECONCILIATIONS OF

CERTAIN FINANCIAL MEASUREMENTS

Revenue After Raw Materials Costs

We measure our sales volume on the basis of Revenue After Raw Materials Costs, which we define as Total Revenue minus Cost of Raw Materials Shipments. Revenue After Raw Materials Costs is not a recognized financial measure under GAAP, but we believe it is useful in measuring our operating performance because it excludes the fluctuations in the market prices of the raw materials we procure for and sell to our customers. We subtract the Cost of Raw Materials Shipments from Total Revenue because market prices of the raw materials we procure for and generally concurrently sell to our customers are offset on our statement of operations. Further, in our raw materials procurement business, we generally engage in two alternative types of transactions that require different accounting treatments for Total Revenue. In the first type, we take no title to the materials being procured and we record only our commission as revenue; in the second type, we take title to the materials and sell it to a buyer, typically in a transaction where a buyer and seller are matched. By subtracting the Cost of Raw Materials Shipments, we isolate the margin that we make on our raw materials procurement and logistics services, and we are better able to evaluate our operating performance in terms of the volume of raw materials we procure for our customers and the margin we generate.

	Quarter ended September 30,		Nine months ended September 30,
(dollars in thousands)	2012	2011	2012	2011
	(unaudited)		(unaudited)
Revenue After Raw Materials Costs:
Consolidated:
Total Revenue	$573,051	$709,214	$1,989,364	$2,043,925
Cost of Raw Materials Shipments	(424,087)	(569,911)	(1,530,923)	(1,632,369)

Revenue After Raw Materials Costs	$148,964	$139,303	$458,441	$411,556

Mill Services Group:
Total Revenue	$164,554	$168,360	$527,222	$495,605
Cost of Raw Materials Shipments	(33,593)	(46,317)	(122,772)	(135,072)

Revenue After Raw Materials Costs	$130,961	$122,043	$404,450	$360,533

Raw Material and Optimization Group:
Total Revenue	$408,469	$540,853	$1,462,084	$1,548,286
Cost of Raw Materials Shipments	(390,497)	(523,601)	(1,408,144)	(1,497,321)

Revenue After Raw Materials Costs	$17,972	$17,252	$53,940	$50,965

Administrative:
Total Revenue	$28	$1	$58	$34
Cost of Raw Materials Shipments	3	7	(7)	24

Revenue After Raw Materials Costs	$31	$8	$51	$58

Adjusted EBITDA

Adjusted EBITDA is not a recognized financial measure under GAAP, but we believe it is useful in measuring our operating performance. Adjusted EBITDA is used internally to determine our incentive compensation levels, including under our management bonus plan, and it is required, with some additional adjustments, in certain covenant compliance calculations under our senior secured credit facilities. We also use Adjusted EBITDA to benchmark the performance of our business against expected results, to analyze year-over-year trends and to compare our operating performance to that of our competitors. We also use Adjusted EBITDA as a performance measure because it excludes the impact of tax provisions and Depreciation and Amortization, which are difficult to compare across periods due to the impact of accounting for business combinations and the impact of tax net operating losses on cash taxes paid. In addition, we use Adjusted EBITDA as a performance measure of our operating segments in accordance with ASC Topic 280, Disclosures About Segments of an Enterprise and Related Information. We believe that the presentation of Adjusted EBITDA enhances our investors’ overall understanding of the financial performance of and prospects for our business.

	Quarter ended September 30,		Nine months ended September 30,
(dollars in thousands)	2012	2011	2012	2011
	(unaudited)		(unaudited)
Adjusted EBITDA:
Net Income	$10,051	$6,371	$19,873	$18,289
Income Tax Expense	1,920	4,497	7,456	13,044
Interest Expense, Net	5,989	7,792	20,013	24,376
Depreciation and Amortization	17,755	14,924	50,713	44,626
Provision for Transition Agreement	—	745	—	745
Loss on Early Extinguishment of debt	—	—	12,300	—
Share based compensation associated with initial public offering	—	—	—	1,304

Adjusted EBITDA	$35,715	$34,329	$110,355	$102,384

Adjusted EBITDA by Operating Segment:
Mill Services Group	$32,000	$29,537	$99,858	$89,507
Raw Material and Optimization Group	13,372	13,254	39,631	39,223
Administrative	(9,657)	(8,462)	(29,134)	(26,346)

	$35,715	$34,329	$110,355	$102,384

	Third quarter ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Income before income taxes	$11,971	$10,868	$27,329	$31,333
Plus: Depreciation and amortization	17,755	14,924	50,713	44,626
Interest Expense, Net	5,989	7,792	20,013	24,376

Earnings before interest, taxes, depreciation and amortization	35,715	33,584	98,055	100,335
Share based compensation associated with initial public offering	—	—	—	1,304
Provision for Transition Agreement	—	745	—	745
Loss on Early Extinguishment of debt	—	—	12,300	—

Adjusted EBITDA	$35,715	$34,329	$110,355	$102,384

Discretionary Cash Flow is calculated as our Adjusted EBITDA minus our Maintenance Capital Expenditures. We believe Discretionary Cash Flow is useful in measuring our liquidity. Discretionary Cash Flow is not a recognized financial measure under GAAP, and may not be comparable to similarly titled measures used by other companies in our industry. Discretionary Cash Flow should not be considered in isolation from or as an alternative to any other performance measures determined in accordance with GAAP (in thousands):

	Nine months ended
	September 30, 2012	September 30, 2011
Adjusted EBITDA	$110,355	$102,384
Maintenance Capital Expenditures	(28,373)	(28,640)

Discretionary Cash Flow	$81,982	$73,744

The following table reconciles Discretionary Cash Flow to net cash provided by (used in) operating activities (in thousands):

	Nine months ended
	September 30, 2012	September 30, 2011
Discretionary Cash Flow	$81,982	$73,744
Maintenance Capital Expenditures	28,373	28,640
Cash interest expense	(25,980)	(28,661)
Cash income taxes	(3,491)	(1,214)
Change in accounts receivable	338	(119,091)
Change in inventory	1,997	(23,674)
Change in account payable	5,953	89,579
Change in other current assets and liabilities	9,831	(2,755)
Other operating cash flows	(105)	(2,506)

Net cash provided by (used in) operating activities	$98,898	$14,062